As filed with the Securities and Exchange Commission on December 19, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3209022
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No. )

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

(Address of Principal Executive Offices) (Zip Code)

Inspire Pharmaceuticals, Inc. Amended and Restated 2005 Equity Compensation Plan

(Full Title of the Plan)

Joseph M. Spagnardi, Senior Vice President and General Counsel

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

(919) 941-9777

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Edward P. Bromley III, Esq.

Reed Smith LLP

136 Main Street – Suite 250

Princeton, New Jersey 08540

(609) 987-0050

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value per share	5,000,000	$5.00	$25,000,000	$767.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the Amended and Restated 2005 Equity Compensation Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low sales price of the common stock as reported on the Nasdaq Global Market on December 18, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees participating in the Amended and Restated 2005 Equity Compensation Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed by Inspire Pharmaceuticals, Inc. (“Inspire”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement as of their respective dates:

(a)	Inspire’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	All other reports filed by Inspire pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006;

(c)	Inspire’s Form 8-A/A filed on July 26, 2000 pursuant to Section 12(g) of the Exchange Act; and

(d)	The description of Inspire’s common stock set forth in the section entitled “Description of Securities” in the final prospectus forming part of Inspire’s Registration Statement on Form S-1, as amended (file No. 33-331174), and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

All documents filed by Inspire pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; except that any document or portion thereof that is furnished to, rather than filed with, the Commission is not incorporated by reference in this registration statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Article Nine of Inspire’s amended and restated certificate of incorporation states that a director will not be personally liable to the company or to Inspire’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the

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extent that the elimination or limitation of liability is prohibited under the DGCL as in effect when such liability is determined. Subsection (b)(7) of Section 102 of the DGCL states that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to us or to Inspire’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by: (a) a majority of the disinterested members of the board of directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the board of directors or board committee is not available or if the disinterested members of the board of directors or a board committee so direct); or (c) the stockholders.

Section 145 also empowers us to purchase and maintain insurance on behalf of Inspire’s directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as Inspire’s directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of Inspire’s directors and officers that provides coverage for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act or any actual or alleged employment practices violation; with respect to the company, any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act by the company, but solely in regard to a securities claim; written demand for monetary, non-monetary or injunctive relief; civil, criminal, administrative or regulatory proceedings; and civil, criminal, administrative or regulatory investigation of an insured person once such person is identified in writing and after the service of a subpoena. Under the policy, a securities claim means a claim alleging a violation of any federal, state, local or foreign regulation, rule or statute regulating securities. A securities claim does not include administrative or regulatory proceedings or investigations against the company unless a claim is continuously made against an insured person. Under the policy, an employment practices claim includes actual or alleged wrongful dismissal, discharge or termination of employment, harassment, discrimination, retaliation, employment related misrepresentation, employment related libel, slander, humiliation, defamation or invasion of privacy, wrongful failure to employ or promote, wrongful deprivation of career opportunity, wrongful demotion or negligent employee evaluation, and wrongful discipline. Among other exclusions, Inspire’s current policy specifically excludes coverage for: pending and prior litigation, including any

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administrative or regulatory proceeding or investigation prior to January 23, 1998; profit or advantage not legally entitled to, deliberate criminal or fraudulent acts (subject to judgment or final adjudication establishing such act was committed); bodily injury or property damage claims, including libel, slander, defamation, emotional distress; violations of ERISA; indemnifiable pollution claims; outside directorship positions, except for non-profit entities upon specific written request; claims alleging failure or omission to effect or maintain adequate insurance; claims that are brought by or on behalf of the company or an insured person (such exclusion does not apply to: claims that are brought totally independent of the company or any director or officer; claims for contribution or indemnity; employment practices claims; claims brought in a bankruptcy proceeding; claims brought by former directors and officers after 4 years); and professional errors and omission exclusion, except for securities claims for mismanagement.

Article Ten of Inspire’s amended and restated certificate of incorporation requires that we indemnify, to the fullest extent permitted by the DGCL, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the company, or is or was serving, or has agreed to serve, at Inspire’s request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Any amendment or repeal of Article Ten of Inspire’s amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description of Exhibit
4.1	Inspire Pharmaceuticals, Inc. Amended and Restated 2005 Equity Compensation Plan (Incorporated by reference to Exhibit 10.4 to Inspire’s Form 10-Q filed on August 9, 2007).

4.2	Specimen of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Inspire’s registration statement on Form S-1 (Registration No. 333-31174) which became effective on August 3, 2000).

4.3	Rights Agreement, dated as of October 21, 2002, between Inspire Pharmaceuticals, Inc. and Computershare Trust Company, which includes the form of Certificate of Designation of Series H Preferred Stock of Inspire Pharmaceuticals, Inc. as Exhibit “A”, the form of Rights Certificate as Exhibit “B” and the Summary of Rights to Purchase Preferred Stock as Exhibit “C” (Incorporated by reference to Exhibit 4.1 to Inspire’s Form 8-K filed on October 22, 2002).

4.4	First Amendment to Rights Agreement, dated July 17, 2007, by and between Inspire Pharmaceuticals, Inc. and Computershare Trust Company (Incorporated by reference to Exhibit 4.2 to Inspire’s Current Report on Form 8-K filed on July 23, 2007).

5.1	Opinion of Reed Smith LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on Signature Page).

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Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on this 19th day of December, 2007.

Inspire Pharmaceuticals, Inc.

By:	/s/ Christy L. Shaffer
Christy L. Shaffer
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Christy L. Shaffer and Thomas R. Staab, II as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement or any related registration statement, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Christy L. Shaffer	President and Chief Executive Officer	December 19, 2007
Christy L. Shaffer	(principal executive officer) and Director

/s/ Thomas R. Staab, II	Chief Financial Officer & Treasurer (principal	December 19, 2007
Thomas R. Staab, II	financial officer and principal accounting officer)

/s/ Kenneth B. Lee, Jr.	Chairman of the Board	December 19, 2007
Kenneth B. Lee, Jr.

/s/ Kip A. Frey	Director	December 19, 2007
Kip A. Frey

/s/ Nancy J. Hutson	Director	December 19, 2007
Nancy J. Hutson

/s/ Richard S. Kent	Director	December 19, 2007
Richard S. Kent

/s/ Jonathan S. Leff	Director	December 19, 2007
Jonathan S. Leff

/s/ William R. Ringo, Jr.	Director	December 19, 2007
William R. Ringo, Jr.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Inspire Pharmaceuticals, Inc. Amended and Restated 2005 Equity Compensation Plan (Incorporated by reference to Exhibit 10.4 to Inspire’s Form 10-Q filed on August 9, 2007).

4.2	Specimen of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Inspire’s registration statement on Form S-1 (Registration No. 333-31174) which became effective on August 3, 2000).

4.3	Rights Agreement, dated as of October 21, 2002, between Inspire Pharmaceuticals, Inc. and Computershare Trust Company, which includes the form of Certificate of Designation of Series H Preferred Stock of Inspire Pharmaceuticals, Inc. as Exhibit “A”, the form of Rights Certificate as Exhibit “B” and the Summary of Rights to Purchase Preferred Stock as Exhibit “C” (Incorporated by reference to Exhibit 4.1 to Inspire’s Form 8-K filed on October 22, 2002).

4.4	First Amendment to Rights Agreement, dated July 17, 2007, by and between Inspire Pharmaceuticals, Inc. and Computershare Trust Company (Incorporated by reference to Exhibit 4.2 to Inspire’s Current Report on Form 8-K filed on July 23, 2007).

5.1	Opinion of Reed Smith LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on Signature Page).